For Immediate Release

News Release

For Details, Contact: Karen Peck Director, Marketing Communications 425-637-1643 karen.peck@click2learn.com

John Atherly Investor Relations (425) 637-1557 john.atherly@click2learn.com

CLICK2LEARN REGAINS NASDAQ NATIONAL MARKET COMPLIANCE

BELLEVUE, WA (December 4, 2002) — Click2learn, Inc. (NASDAQ: CLKS) announced that on December 3, 2002 it received notice from NASDAQ that the company had regained compliance with the continued listing requirements for the NASDAQ National Market.  On September 3, NASDAQ notified the company that its common stock had failed to maintain a minimum bid price of at least $1 per share over the previous 30 consecutive trading days as required by the NASDAQ Marketplace Rule 4450(a)(5) and that the company had 90 days to regain compliance. Since then, the closing bid price of the company’s common stock has been at $1 per share or greater for at least 10 consecutive trading days.

About Click2learn

Click2learn is a provider of enterprise software for Global 2000 organizations seeking to capture, manage and disseminate knowledge throughout their extended enterprises. Using Click2learn’s Aspen Productivity Suite™, organizations can deploy highly interactive, personalized learning initiatives to achieve strategic business objectives. Many of the world’s best-known corporations use Click2learn’s technology to improve workforce performance, educate customers, and publish large volumes of learning content. Click2learn’s clients include Accenture, American Airlines, AstraZeneca, Century 21, Fujitsu, Microsoft, Pfizer, Symantec, and Towers Perrin. Click2learn, www.click2learn.com, 800.448.6543, is based in Bellevue, Wash., operates offices in the United States and internationally.

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